Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 2, 2006 among ANSWERS CORPORATION, a Delaware corporation (“Buyer”), INTERESTING.COM, INC., a New York corporation (“Seller”) and CHRIS WHITTEN (“Shareholder”; Seller and Shareholder collectively referred to as the “Selling Parties”).

WHEREAS, Seller is engaged in, among other things, the business of operating web properties that cultivate and facilitate the growth of frequently asked questions through an organic process of end-users asking and answering each other's questions, including, among others, www.faqfarm.com and www.wikianswers.com (the “Business”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase and acquire all of the Transferred Assets (as hereinafter defined) including, without limitation, all intellectual property of and contractual rights of the Seller associated therewith.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereto hereby agree as follows.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms as set forth on Exhibit A attached hereto and made a part hereof.

1. PURCHASE AND SALE OF ASSETS.

1.1.
Transferred Assets. Other than Excluded Assets (as defined in Section 1.2 below), Seller hereby sells, transfers, assigns, and delivers free from all Encumbrances (other than those set forth in Section 5.1(e) of the Seller Disclosure Schedule) to Buyer, and Buyer hereby purchases, acquires, and accepts from Seller, the right, title, and interest in and to the properties and assets of Seller listed on Schedule 1.1 attached hereto and made a part hereof, all in accordance with the provisions set forth in this Agreement (the “Transferred Assets”).

1.2.
Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Seller is not selling, assigning, transferring, conveying, or delivering (nor does Seller have any obligation to assign, transfer, convey or deliver) to Buyer, and the Transferred Assets shall not include, any assets that are not Transferred Assets (the “Excluded Assets”).

2. EXCLUDED LIABILITIES.

All liabilities of Seller are referred to herein as “Excluded Liabilities”. As between Seller and Buyer, Seller shall be solely responsible for and pay any and all debts, losses, damages, obligations, liens, assessments, judgments, fines, disposal, and other costs and expenses, liabilities, and claims, including, without limitation, interest, penalties, and fees of counsel and experts, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a “Claim” or the “Claims”), made by or owed to any person to the extent any of the foregoing relates to (i) the Excluded Assets, or (ii) the Excluded Liabilities, including, without limitation, liabilities arising from or in connection with the Transferred Assets, arising in connection with or on the basis of events, acts, omissions, occurring or existing prior to or on the Closing Date. All responsibility with respect to the Excluded Liabilities shall remain with Seller.

3. PURCHASE PRICE.

3.1.
The aggregate purchase price payable to Seller for the Transferred Assets is Two Million U.S. Dollars (U.S. $2,000,000) in cash, due and payable on the Closing Date by wire transfer of immediately available funds to such bank account as Seller shall direct in writing (the “Purchase Price”).

3.2.
Seller shall pay any and all municipal, county, state and federal sales and documentary transfer taxes, impositions, liens, leases, assessments, sales and similar charges or taxes if any, incurred by Buyer, Seller or Shareholder in connection with the transaction contemplated by this Agreement. Each party shall in a timely manner sign and swear to any return, certificate, questionnaire, or affidavit as to matters within its knowledge required in connection with the payment of any such tax.

3.3.
The Purchase Price shall be allocated among the Transferred Assets in the manner required by Treasury Regulation §1.1060-1T as mutually agreed upon between the Seller and Buyer (the “Allocation”). Buyer shall deliver its determination with respect to the Allocation within thirty (30) days after the Closing Date. The parties agree that: except as otherwise required by law (i) the Allocation shall be binding on the parties for all federal, state, local and foreign tax purposes, and (ii) the parties shall file with its respective federal income tax returns consistent IRS Forms 8594 - Asset Acquisition Statements under Section 1060, including any required IRS forms, Schedules, or amendments thereto, which shall reflect the allocation set forth in the Allocation pursuant to this Section 3.3.

4. CLOSING; POST-CLOSING.

4.1.
The closing of the transactions contemplated hereunder (the “Closing”) will take place on the date hereof, unless another date is agreed to in writing by the parties (the “Closing Date”). The Closing shall take place at Buyer's offices located at 237 West 35th Street, Suite 1101, New York, New York, unless another place is agreed to in writing by the parties.

4.2.
After the Closing, as reasonably requested by Buyer, Seller shall provide reasonable assistance to the Buyer and its accountants and attorneys in connection with the preparation of financial reports and tax returns of Buyer as they relate to the Transferred Assets. Selling Parties shall be reimbursed for all expenses and costs incurred by them in providing such assistance. Selling Parties will not be required to provide any assistance or disclose any information with respect to matters taken adverse to the interests or which may be taken adversely to the interests of the Selling Parties.

4.3.
The Selling Parties shall, from time to time, at Closing or at any time thereafter, do or procure the doing of all such acts and/or execute or procure the execution of all such documents, in a form reasonably satisfactory to Buyer, as Buyer may reasonably consider necessary for giving full effect to this Agreement and securing to Buyer the full benefit of the rights, powers, and remedies conferred upon Buyer in this Agreement.

4.4.
Seller shall promptly, but no later than 10 business days after the Closing Date, transfer or deliver to Buyer any of the Transferred Assets delivered to, or retained or received by, Seller after the Closing Date.

4.5.
Immediately following the Closing, Seller shall cooperate and comply with any and all strategies, policies and steps reasonably necessary, appropriate or desirable, related to Buyer's communications and interactions with contributors to and supervisors of the community known as the “Wiki Answers Community” (the “Community”) for the purpose of preserving the community aspects of the web property known as www.faqfarm.com and www.wikianswers.com (the “FAQ Farm Websites”) and ensuring the continuity of active Community participation by Internet users, including, but not limited to, those steps as set forth on Exhibit B attached hereto.

4.6.
Immediately following the Closing, Seller undertakes to complete the required documentation in order to complete and execute the assignment of ownership to Buyer of the domain names, registered trademarks, trademark applications and the databases that are part of the Transferred Assets.

4.7.
Each Selling Party shall cooperate with Buyer and, at Buyer’s request, each Selling Party shall remit to Buyer all revenues collected from the operation of the Business provided by or on behalf of Buyer after the Closing Date.

4.8.	Seller shall deliver to Buyer a file of all databases that are part of the Transferred Assets in the form and media reasonably requested by Buyer at or prior to the Closing.

5. REPRESENTATIONS AND WARRANTIES.

5.1.
Representations and Warranties of Seller and Shareholder. Except as otherwise set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), Seller and Shareholder jointly and severally represent and warrant to Buyer as follows:

(a)
Organization; Good Standing; Qualification and Power. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of New York. Seller has full corporate power and authority to transfer the Transferred Assets to Buyer, to carry on the Business as now conducted, and possesses all governmental and other permits, licenses, and other authorizations to own, lease, or operate its assets and properties as now owned, leased, and operated and to carry on the Business as presently conducted, except where the failure to procure such permits, licenses, and other authorizations such would not reasonably be expected to have a Material Adverse Effect on Seller. Seller is duly qualified and in good standing to do business in those jurisdictions listed in Section 5.1(a) of the Seller Disclosure Schedule, being all of the jurisdictions in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Seller.

(b)
Due Authority. All corporate action on the part of Seller, its directors, officers and shareholders necessary for the authorization, execution, delivery, and performance of this Agreement and any Related Agreements (as defined in Section 6 below), if applicable, has been taken prior to the Closing. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any law, ordinance, or regulation or any decree or order of any court or administrative or other governmental body that is either applicable to, binding upon, or enforceable against Seller; or (ii) except where consent is required and obtained, result in any breach of or default under any mortgage, lease, promissory note, contract, purchase order, indenture, trust, or other instrument or written agreement which is either binding upon or enforceable against Seller or Shareholder.

(c)
Financial Information; Operational Results - Material Adverse Change. As of the dates and for the periods indicated thereon, the financial information included in Section 5.1(c)(i) of the Seller Disclosure Schedule (“Financial Information”), (i) is correct and complete in all material respects; (ii) is compiled in accordance with the books and records of Seller; and (iii) fairly presents the results of operations of the Business. Since September 30, 2006, and as of the date hereof, there has not been any Material Adverse Change in the financial condition, results of operations, Transferred Assets, liabilities or business condition of Seller or the Business, except for changes arising as a result of general economic conditions, conditions affecting Seller’s industry generally or changes arising as a result of the public announcement of the transaction subject to this Agreement. The FAQ Farm Websites (A) have collectively accumulated to date no less than 250,000 unique questions, no less than 400,000 unique edits/answers, and no less than 200,000 pages that are indexed in Google; and (B) as of October 23, 2006, have collectively attracted no less than 100,000 registered users known as “FAQ Farmers” and are supervised by no less than 25 supervising editors known as “FAQ Farm Supervisors.”

(d)
Tax Matters. Except as set forth in Section 5.1(d) of the Seller Disclosure Schedule, (i) Seller has paid or adequately provided for any and all taxes, license fees, or other governmental charges levied, assessed, or imposed upon any of the Transferred Assets and the Business; (ii) Seller has filed all tax returns and reports required by federal, state, and local tax authorities, and such returns are correct, true and complete; and (iii) Seller is not involved in any dispute with any tax authority nor has it received any notice of any deficiency, audit, or other indication of deficiency from any tax authority with respect to the Business.

(e)
Title to the Transferred Assets. Except as set forth in Section 5.1(e) of the Seller Disclosure Schedule, Seller has good, valid, and marketable title to or a valid, transferable license to use, all Transferred Assets, personal, tangible and intangible. At the Closing, none of the Transferred Assets will be subject to any Encumbrance (other than rights retained by any licensor of intellectual property to the Seller) or charge of any kind.

(f)	Intellectual Property.

i.
Section 5.1(f)(i) of the Seller Disclosure Schedule contains a true and complete list of all of Seller’s patents, patent applications, registered copyrights, copyright applications, registered trademarks and trademark applications relating to or used in the Business. The Transferred Assets include all Intellectual Property Rights or licenses thereto owned or used by Seller necessary to administer, develop, use, and maintain the Business as currently being conducted. All statements and representations made by Seller in any pending Intellectual Property Rights applications, filings or registrations were true in all material respects as of the time they were made. Except as set forth in Section 5.1(f)(i) of the Seller Disclosure Schedule, no registered Intellectual Property Right owned by Seller and used in the Business has lapsed, expired or been abandoned or canceled, or is subject to any injunction, judgment, order, decree or ruling or is subject to any pending or, to the knowledge of Seller, threatened oppositions, cancellations, interferences or other proceedings in any country.

ii.
Seller has developed and is the owner of all rights, title, and interests in, or has obtained the right to use, all of the Intellectual Property Rights comprising the Transferred Assets (the “Transferred Intellectual Property Rights”). Except as set forth on Section 5.1(f)(ii) of the Seller Disclosure Schedule, neither Selling Party has granted any license of or right to use any item of the Transferred Intellectual Property Rights. Other than this Agreement and the other agreements contemplated hereby, there is no agreement, decree, arbitral award, or other provision or contingency that obligates either Seller or Shareholder to grant licenses in current or future Intellectual Property Rights to be developed by Seller or Shareholder related in any way to the Transferred Assets other than as set forth in Section 5.1(f)(ii)(A) of the Seller Disclosure Schedule. Section 5.1(f)(ii)(B) of the Seller Disclosure Schedule specifically sets forth a true, complete, and correct list of all Third Party Licenses. To Seller’s knowledge, Seller has the right to use the Third Party Licenses in the Business as currently conducted. Except as set forth on Section 5.1(f)(ii) of the Seller Disclosure Schedule, to Seller’s knowledge, the Third Party Licenses are in full force and effect and Seller has made any and all payments required through the date hereof in connection with its rights to use the Third Party Licenses.

iii.
To the knowledge of the Selling Parties, none of the Transferred Intellectual Property Rights are being infringed by any third party. To the knowledge of the Selling Parties, with respect to the Transferred Assets, Seller is not infringing, nor has it received any notice that it is infringing, on any Intellectual Property Rights of any third party and no claim is pending or has been made to such effect. With respect to questions and answers submitted by persons not affiliated with Seller or Shareholder to the FaqFarm.com or Wikianswers.com Websites, the Seller’s and Shareholder’s knowledge of infringement for the purposes of this Section 5.1(f)(iii) will be limited to their actual knowledge.

iv.
Except as set forth in Section 5.1(f)(iv) of the Seller Disclosure Schedule, all current and past officers, employees, and consultants of Seller who have been involved in the development, operation and/or maintenance of the Transferred Assets, but specifically excluding persons contributing questions, answers or other discussion and commentary to the websites associated with the Business, have executed and delivered to and in favor of Seller an agreement regarding the protection of confidential and proprietary information and the assignment to Seller of all Intellectual Property Rights arising from the services performed for Seller by such persons (collectively, the “Confidentiality Agreements”).

v.
Except as set forth in Section 5.1(f)(v) of the Seller Disclosure Schedule, all works that were created, prepared, or delivered by consultants, independent contractors, or other third parties for or on behalf of Seller and/or Shareholder, but specifically excluding content on the websites associated with the Business that are produced by persons contributing questions, answers or other discussion and commentary on the websites associated with the Business; (A) are and shall constitute “works made for hire” specially ordered or commissioned by Seller within the meaning of United States' copyright law, or (B) all right, title, and interest therein (including any materials and elements created, prepared or delivered by such parties in connection therewith) have been assigned to Seller. No current or former shareholder, employee, consultant, or independent contractor of Seller has any rights (other than unwaivable moral rights) in or to any of the Transferred Intellectual Property Rights.

vi.
All Technology included within the Transferred Assets (the “Transferred Technology”) are free from any material defect, bug, virus, time bomb, Trojan horse, backdoor, or programming, design, or documentation error and all such Technology operates and runs in a reasonable manner, except in each case as would not materially and adversely affect the performance of the Transferred Technology as currently used by Seller in conducting the Business.

vii.
Seller does not, and has not, collected personally identifiable information from users of its websites, except in a manner disclosed in a privacy statement prominently displayed on such sites. Seller has reasonably adequate security measures in place to protect the customer information it receives through such sites from illegal use by third parties or use by third parties in a manner that violates the rights of privacy of its users.

viii.	The Terms of Use associated with the FAQ Farm Websites have been displayed substantially as set forth on Section 5.1(g) of the Seller Disclosure Schedule since November 5, 2003.

(g)
Section 5.1(g) of the Seller Disclosure Schedule sets forth a true and complete list of all material written or oral agreements and other instruments relating to the Business or the Transferred Assets to which Seller and/or Shareholder is a party (the “Material Agreements”). Each Material Agreement (A) is the legal, valid and binding obligation of Seller and, to the knowledge of each Selling Party, the legal, valid, and binding obligation of each other party thereto, in each case enforceable in accordance with its terms, (B) is in full force and effect, and (C) to the knowledge of each Selling Party, except as set forth in Section 5.1(g) of the Seller Disclosure Schedule, the other party or parties thereto is or are not in material default thereunder.

For purposes of this Section and Section 5.1(h) below, the term “material” shall mean and refer to those agreements, contracts, instruments or arrangements (as applicable) that involve payments or expenditures by or to Seller, or otherwise have an annual, aggregate value of at least U.S.$ 5,000.

(h)
No Defaults. Seller has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default under (i) its corporate documents or (ii) any material agreement, lease, license, contract, commitment, instrument or obligation to which Seller is a party or by which any of its properties, assets, or rights are or may be bound or affected and, to the knowledge of each Selling Party, there exists no event, condition, or occurrence that, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing.

(i)
Litigation. There are no claims, actions, suits, or proceedings pending by or against, or otherwise affecting any of the Selling Parties, the Transferred Assets, or the Business, and to Seller’s knowledge, there are no claims, actions, suits, proceeding, or investigations threatened by or against, or otherwise affecting any of the Selling Parties, the Transferred Assets, or the Business.

(j)
Compliance. Seller has in the past duly materially complied and is presently duly materially complying with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, and judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, “Laws”), as well as their own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Seller in the conduct of the Business. None of the Selling Parties has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, any other requirement relating to or affecting the Business, or Seller’s own rules, policies, and procedures.

(k)	Employees. Seller employs a total of one (1) employee, who is Shareholder.

(l)
Insurance. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

(m)
Brokers. Seller has not, nor have any of its officers, shareholders, or employees employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders' fees in connection with the transactions contemplated hereby.

(n)	Other Names. Except as set forth on Section 5.1(n) of the Seller Disclosure Schedule, the Business has not been conducted under any corporate, trade, or fictitious name.

(o)	Powers of Attorney. With respect to the Transferred Assets, there are no outstanding powers of attorney executed on behalf of either of the Selling Parties

5.2.	Representations and Warranties of Shareholder. Shareholder represents and warrants to Buyer as follows:

(a)
Title; Absence of Certain Agreements. Shareholder is the lawful and record and beneficial owner of, and has good and marketable title to, all of the issued and outstanding shares of Seller, with the full power and authority to vote such shares. There are no agreements or understandings with respect to the voting of such shares or any other matter relating to the equity interest of Seller.

(b)
Authority - General. Shareholder has taken all acts necessary for the authorization, execution, delivery, and performance of this Agreement any Related Agreements, if applicable, prior to the Closing. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any Laws that is either applicable to, binding upon, or enforceable against Shareholder; or (ii) except where consent is required and obtained, result in any breach of or default under any mortgage, lease, promissory note, contract, purchase order, indenture, trust, or other instrument or written agreement which is either binding upon or enforceable against Shareholder.

(c)	Brokers. Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders' fees in connection with the transactions contemplated hereby.

(d)
Representation by Legal Counsel. Shareholder has been advised by legal counsel in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements and the performance of the transactions contemplated hereby and thereby.

5.3.
Representations and Warranties of Buyer.Except as otherwise disclosed in any Buyer’s disclosures and filings made with the Securities and Exchange Commission prior to the date hereof, Buyer represents and warrants to Seller and Shareholder as follows:

(a)
Organization; Good Standing; Qualification and Power. Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby.

(b)
Authority. All corporate action on the part of Buyer, its directors, and shareholders necessary for the authorization, execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby has been taken prior to the Closing. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any law, ordinance, or regulation or any decree or order of any court or administrative or other governmental body that is either applicable to, binding upon, or enforceable against Buyer; or (ii) except where consent is required and obtained, result in any breach of or default under any material mortgage, lease, promissory note, contract, purchase order, indenture, trust, or other instrument or written agreement which is either binding upon or enforceable against Buyer.

(p)
Financial Information. The Buyer has made all necessary filings with the United States Securities Exchange Commission. The financial reports contained in the periodic reports filed by the Buyer with the United States Securities and Exchange Commission (i) were as of the date thereof, correct and complete in all material respects; (ii) compiled in accordance with the books and records of Buyer; and (iii) fairly present the financial condition and results of operations of the Business as of the dates thereof.

(c)
Brokers. Neither Buyer, nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

6. RELATED AGREEMENTS.

At the Closing, the following agreements (collectively referred to as the “Related Agreements”) will be executed and delivered by the respective parties thereto:

6.1.	Non-Competition Covenant . Shareholder is entering into a Non-Competition Covenant with Buyer, effective as of the Closing Date, in the form of Exhibit C attached hereto.

6.2.
Employment Agreement. Buyer is entering into an Employment Agreement with Shareholder, substantially in the form attached hereto as Exhibit D (the “Employment Agreement”), pursuant to which Shareholder will become an employee of Buyer, at the discretion of Buyer.

7. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING DATE; ADDITIONAL AGREEMENTS.

7.1.
Legal Conditions to Transactions. Each party hereto shall use its reasonable best efforts to comply promptly with all legal requirements that may be imposed on such party with respect to the transactions contemplated hereunder and will take all action necessary to cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the transactions contemplated hereunder. Each party hereto shall take all reasonable actions necessary (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party (or by the other parties) in connection with the taking of any action contemplated by this Agreement, (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such party to consummate the transactions contemplated hereby and (c) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

7.2.
Consents. Each party hereto shall use its reasonable best efforts, and the other parties shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby and to enable Buyer to utilize and exploit the Transferred Assets as presently done by Seller.

7.3.
Efforts to Consummate. Subject to the terms and conditions herein provided, the parties hereto shall use their reasonable best efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby and to satisfy or cause to be satisfied all conditions precedent that are set forth in Section 8 as soon as reasonably practicable.

7.4.
Notice of Breach. Each party hereto shall notify the other parties in writing upon the occurrence of any act, event, circumstance or thing that would cause or result in a representation or warranty hereunder being untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder, within a reasonable time period following any such event.

7.5.
Support of Transaction by Shareholder. Shareholder shall use its reasonable efforts to cause (i) Seller to duly observe and perform its obligations under this Agreement, and (ii) any third-party consultants and/or contractors providing services to Seller, to support the transactions contemplated hereunder by continuing the availability of such services on the same terms and conditions, unless instructed otherwise by Buyer at its sole discretion.

7.6.
Confidentiality Agreement. The Parties agree to continue to be bound by that certain Confidentiality and Non-Disclosure Agreement dated September 7, 2006. Notwithstanding anything to the contrary contained in such agreement, the provisions thereof shall continue in effect until the third anniversary of the Closing Date.

8. CONDITIONS PRECEDENT.

8.1.
Conditions to Obligations of Buyer. The obligations of Buyer to perform this Agreement is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Buyer at the Closing:

(a)
Representations and Warranties of Seller. The representations and warranties of Seller and Shareholder set forth in Section 5.1 and 5.2 hereof shall be true and correct as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above).

(b)
Performance of Obligations of Seller and of Shareholder. Seller and Shareholder shall have performed in all material respects the obligations required to be performed by each of them under this Agreement prior to or as of the Closing Date.

(c)
Consents and Approvals. Duly executed copies of all consents and approvals contemplated by this Agreement or the Seller Disclosure Schedule, in form and substance satisfactory to Buyer, shall have been delivered by Seller.

(d)
Related Agreements. Each of the Related Agreements shall be in full force and effect as of the Closing Date and become effective in accordance with the respective terms thereof, and the actions required to be taken thereunder by the parties thereto immediately prior to the Closing Date shall have been taken, and each person or entity who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

8.2.
Conditions to Obligations of Seller. The obligations of Seller and Shareholder to perform this Agreement and the Related Agreements to which they are a party are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Seller:

(a)
Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Section 5.3 hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above).

(b)	Performance of Obligations of Buyer. Buyer shall have performed in all material respects its obligations required to be performed by it under this Agreement prior to or as of the Closing Date.

(c)
Related Agreements. Each of the Related Agreements shall be in full force and effect as of the Closing Date and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto immediately prior to the Closing Date shall have been taken, and each person or entity who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

(d)	Purchase Price. The delivery of the Purchase Price in the manner and otherwise in accordance with Section 3 above.

9. INDEMNIFICATION.

9.1.
Basket/Threshold. In no event shall Selling Parties, on the one hand, or Buyer, on the other hand, be liable for any breach of their respective representations, warranties, covenants and agreements included or provided for herein or in any Schedule, Exhibit or certificate or other document delivered pursuant to this Agreement (excluding the Employment Agreement) in any amount greater than $1,500,000 (the “Cap”), excluding Reasonable Court Costs (as defined in Section 9.3 below), if any. Neither the Selling Parties nor the Buyer will have any liability for Damages related to any breach of the representations, warranties, covenants and agreements included or provided for herein or in any Schedule or certificate or other document delivered pursuant to this Agreement unless and until the aggregate Damages claimed under this Section 9 exceeds $25,000.

The term “Damages” shall mean any and all losses, claims, liabilities, costs, expenses (including reasonable attorneys', accountants' and experts' fees) sustained, suffered or incurred by any Indemnified Party (as defined in Section 9.2(a) below) arising from or in connection with any such matter that is the subject of indemnification under Section 9.2 hereof.

9.2.	Indemnification.

(a)
For a period commencing on the Closing Date and ending one (1) year thereafter, subject to Section 9.1, Seller or Shareholder, jointly and severally, on the one hand, or Buyer, on the other hand (the “Indemnifying Party”), shall indemnify and hold harmless respectively, Buyer, on the one hand, or Seller or Shareholder, on the other hand, as the case may be (the “Indemnified Party”), against and in respect of Damages sustained or incurred by such Indemnified Party or any of their respective subsidiaries, officers, directors, members, partners, agents and representatives arising out of any breach of the Indemnifying Party’s representations, warranties, covenants and/or agreements set forth in this Agreement.

(b)
Following the Closing, the indemnity provided herein as it relates to this Agreement and the transactions contemplated by this Agreement shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for Damages sustained or incurred arising out of this Agreement. Payments to Buyer, as the case may be, hereunder in respect of any Damages shall be deducted from the Cap.

9.3.
Methods of Asserting Claims, Etc. All claims by any Indemnified Party under Section 9.2(a) above shall be asserted and resolved as set forth in this Section 9.3. If any written claim or demand for which an Indemnifying Party could be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not in any manner prejudice the right of the Indemnified Party to indemnification to the fullest extent provided hereunder) (the “Third Party Claim Notice”) and in the event that an Indemnified Party shall assert a claim for indemnity under this Article 9, not including a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party promptly following its discovery of the facts or circumstances giving rise thereto (together with a Third Party Claim Notice, a “Claim Notice”); provided that the failure to notify on the part of the Indemnified Party in the manner set forth herein shall not foreclose any rights otherwise available to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to notify. The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice or Third Party Claim Notice, as the case may be, (except that such period shall be decreased to a time ten (10) days before a scheduled appearance date in a litigation matter) (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and by counsel reasonably acceptable to the Indemnified Party; and (ii) if any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If an Indemnifying Party has liability for indemnification under Section 9.2(a) above and either (x) notifies the Indemnified Party within the Notice Period that it will not defend the Indemnified Party against such claim or demand or (y) does not respond to any such notice within the Notice Period, the applicable Indemnified Party or Parties, as the case may be, may defend such claim or demand and require the Indemnifying Party to reimburse such Indemnified Party or Parties on a current basis for reasonable expenses of investigation, reasonable attorneys' fees, and reasonable out-of-pocket expenses incurred in defending against such claim or demand (collectively, “Reasonable Court Costs”) and the Indemnifying Party shall be bound by the result obtained with respect thereto. The Indemnifying Party shall not settle a claim or demand without (a) the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, or (b) an unconditional release of the Indemnified Party from all liability arising out of such claim or demand.

9.4.
Computation of Damages Subject to Indemnification. The actual amount of any Damages for which indemnification is provided pursuant to this Article 9 shall be computed net of any net insurance proceeds received by the Indemnified Party in connection with such Damages. For purposes of this subsection, the term “net insurance proceeds” shall mean the insurance proceeds received by the Indemnified Party less the amount of any premiums paid directly in respect thereof and any retrospective premium adjustments or reimbursement obligations relating thereto and less any increase in premiums directly attributable thereto.

10. MISCELLANEOUS.

10.1.	Expenses. Each party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby.

10.2.	Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

10.3.
Public Announcements. The parties hereto agree that, to the maximum extent feasible, but subject, in the case of Buyer, to its public disclosure and, as to all parties, other legal and regulatory obligations, they shall advise and confer with each other prior to the issuance (and provide copies to the other party prior to issuance) of any public announcements, reports, statements or releases pertaining to the transactions contemplated hereunder.

10.4.
Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, with confirmation as provided above addressed as follows:

(a) if to Buyer, to:

Answers Corporation
237 West 35th Street (Suite 1101)
New York, NY 10001
Attention: Robert S. Rosenschein, CEO
Telephone: 646-502-4777
Telecopier: 646-502-4778

with a copy (not constituting notice) to:

Answers Corporation
Jerusalem Technology Park (The Tower)
Jerusalem 91481 Israel
Attention: In-House Counsel
Telephone: 972-2-649-5000
Telecopier: 972-2-649-5001

(b) if to Seller, to:

Interesting.com, Inc.
49 Bramblebush Road
Croton-on-Hudson, NY 10520
Attention: Chris Whitten
Telephone: (312) 881-7313
Telecopier: (914) 407-1520

with a copy (not constituting notice) to:

Baker & McKenzie, LLP
130 East Randolph Drive
Suite 3500
Chicago, Illinois 60601
Attention: Michael J. Fieweger
Telephone: 312-861-8232
Telecopier: 312-698-2151

(c) if to Shareholder, to

Chris Whitten
49 Bramblebush Road
Croton-on-Hudson, NY 10520
Telephone: (312) 881-7313
Telecopier: (914) 407-1520

All such notices or communications shall be deemed to be received (i) in the case of personal delivery or facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent and (iii) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

10.5.
Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

10.6.	Benefits of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7.
Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by (i) Buyer, (ii) Seller and (iii) the Partners; provided, however, that any party to this Agreement may waive any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.8.
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

10.9.
Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.10.
Governing Law; Consent to Jurisdiction; Waivers. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein (without regard to principles of conflicts of laws). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any dispute arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby.

10.11.
Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement, the Related Agreements or any transaction contemplated hereby or thereby, and for any counterclaim with respect thereto.

10.12.
Entire Agreement. This Agreement (including Seller Disclosure Schedule and the Exhibits attached hereto), the Related Agreements and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements or understandings, written or oral, among the parties with respect thereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the day and year first above written.

ANSWERS CORPORATION

By: /s/ Robert S. Rosenschein
________________________
Name: Robert S. Rosenschein
Title: Chief Executive Officer

INTERESTING.COM, INC.

By: /s/ Chris Whitten
___________________
Name: Chris Whitten
Title: President

SHAREHOLDER:

/s/ Chris Whitten
_______________________
CHRIS WHITTEN

SCHEDULE 1.1
TRANSFERRED ASSETS

(a)	All of the domain names and uniform resource locators (“URLs”) set forth below and all rights therein (all of the foregoing collectively, the “Transferred Domain Names”):

i.	FAQfarm.com,
ii.	WikiAnswers.com,
iii.	FactFarm.com,
iv.	FAQ2.com,
v.	FAQ-Farm.com,
vi.	FAQfarmer.com,
vii.	FAQfarming.com,
viii.	Question-Answer.com,
ix.	QuestionsWiki.org,
x.	QuestionWiki.com,
xi.	QuestionWiki.org,
xii.	WikiAnswer.org,
xiii.	WikiAsk.com,
xiv.	WikiAsk.org,
xv.	WikiFAQ.org,
xvi.	WikiFAQs.com,
xvii.	WikiFAQs.org,
xviii.	WikiQuestion.com
xix.	WikiQuestion.org,
xx.	WikiQuestions.com,
xxi.	AnswerCommunity.com;

(b)
all databases and content (including questions and answers that are “works for hire”) associated with and/or included in the Transferred Domain Names and any Intellectual Property Rights (as defined in Exhibit A of the Agreement) arising out of or associated with the Transferred Domain Names and all such databases and content;

(c)
all of the trademarks, trade names, service marks and other marks (including brand names, product names, logos, and slogans) and applications therefore related to the Business set forth below and all rights therein (all of the foregoing collectively, the “Transferred Marks”):

i.	“FAQ Farm”
ii.	“Question and Answer Co-op”
iii.	“Wiki Answers”;

(d)
all of the Technology (as defined in Exhibit A of the Agreement) owned by Seller and necessary for the conduct of, or primarily used in or held for use for, the Business as specifically set forth below:

i.	customized version of the GNU General Public Licensed MediaWiki software permitting the incorporation of user-generated-content into the FAQ Farm Websites, which includes the following features:

1.	Automatic redirection and merging of duplicate questions.

2.	Ability to merge duplicate questions that do slip through, without losing any history or data.

3.	Systems for placing and moving questions within over 1,100 “FAQ” topics.

4.	Ranking of questions within FAQs.

5.	A “trust point” system for voting on community members.

ii. custom-written code including:

1.	A question-asking process that helps users improve and place their questions.

2.	Systems for updating users with new questions they can answer.

3.	Code for building reference pages that credit top contributors.

4.	Code for managing forbidden words and a local spell-check dictionary.

iii Any Intellectual Property Rights of Seller arising out of or associated with (i) through (ii) above.

(e)
all equipment and tangible personal property owned or leased by Seller including, without limitation, equipment and tangible personal property, office equipment, telephones, facsimile machines, desks, tables, chairs, and file cabinets listed below (collectively, “Equipment”):

NONE

(f)
the brochures, literature, advertising and promotional materials, catalogues, photographs, display materials, media materials, packaging materials, and other similar items that have been produced by or for Seller listed below:

NONE

(g)	the goodwill of Seller in connection with the Business and the exclusive right to represent itself as carrying on the Business in succession to Seller.

EXHIBIT A
DEFINITIONS

“Affiliate”, as to any entity, means any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such entity.

“Encumbrances” shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal, claims of adverse ownership, and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Intellectual Property Rights” shall mean any or all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (i) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures, and improvements, all trade secrets, proprietary information, and know-how (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights, and mask works, and copyright and mask work registrations and applications, including moral rights (“Copyrights”); (iv) all trade names, logos, trademarks, and service marks, domain names and trademark and service mark registrations and applications (collectively, “Trademarks”); and (v) all goodwill associated with any of the foregoing.

“knowledge” and like phrases shall mean and include the knowledge, after reasonable inquiry under the applicable circumstances, of Shareholder.

“Material Adverse Effect” or “Material Adverse Change” means any change, event, inaccuracy, violation, circumstance, or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), operations, results of operations, properties, or financial condition of the party and its subsidiaries taken as a whole.

“Open Source Material” means, collectively, all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including but not limited to the GNU Free Documentation License (GFDL) and other GNU licenses, Mozilla Public License (MPL), the Sun Community Source License (SCSL), and the Apache License.

“Technology” means any or all of the following used in the operation of the Business: (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in the software, firmware or otherwise, documentation, systems, designs, files, net lists, records, and data; (ii) tools, methods, and processes; (iii) databases, data compilations, data collections, and technical data; (iv) Uniform Resource Locators, Web site addresses, and domain names; and (v) all instantiations of the foregoing in any form and embodied in any media.

“Third Party License” means all licenses, agreements, obligations, or other commitments under which Seller or Shareholder is granted a right to incorporate any Intellectual Property Rights or Technology into the Transferred Technology (including, but not limited to, licenses to Open Source Materials), but the granting party retains one or more rights to use such item.